Exhibit 99.2

CONSORTIUM AGREEMENT

among

SHAH CAPITAL OPPORTUNITY FUND LP,

HIMANSHU H. SHAH,

LU CHARITABLE REMAINDER TRUST,

LU FAMILY TRUST,

THE LU FAMILY LIMITED PARTNERSHIP

and

HONG LIANG LU

Dated as of March 27, 2013

TABLE OF CONTENTS

Page
ARTICLE I
PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP

SECTION 1.01. Participation in Transaction	2
SECTION 1.02. Proposal	2
SECTION 1.03. Additional Parties	2
SECTION 1.04. Debt Financing	2
SECTION 1.05. Holdco Ownership	3

ARTICLE II
PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

SECTION 2.01. Participation in the Transaction	3
SECTION 2.02. Information Sharing and Roles	3
SECTION 2.03. Appointment of Advisors	4
SECTION 2.04. Waivers and Consents	4

ARTICLE III
TRANSACTION COSTS

SECTION 3.01. Expenses and Fee Sharing	4

ARTICLE IV
LIMITATION OF LIABILITY

SECTION 4.01. Limitation of Liability	4

ARTICLE V
EXCLUSIVITY

SECTION 5.01. Exclusivity Period	5

ARTICLE VI
TERMINATION

SECTION 6.01. Failure to Agree	6
SECTION 6.02. Effect of Termination For Failure to Agree	6

ARTICLE VII
ANNOUNCEMENTS AND CONFIDENTIALITY

SECTION 7.01. Announcements	6
SECTION 7.02. Confidentiality	6
SECTION 7.03. Permitted Disclosures	7

Schedule A	Existing Securities Ownership
Schedule B	The Proposal

THIS CONSORTIUM AGREEMENT is made as of March 27, 2013, among Shah Capital Opportunity Fund LP (“Shah Capital”), Himanshu H. Shah (“Mr. Shah”, together with Shah Capital, the “Shah Parties”), the Lu Charitable Remainder Trust, the Lu Family Trust (together with the Lu Charitable Remainder Trust, the “Lu Trusts”), The Lu Family Limited Partnership (the “Lu Partnership”) and Hong Liang Lu (“Mr. Lu”, together with the Lu Trusts and the Lu Partnership, the “Lu Parties”). Each of Shah Capital, Mr. Shah, the Lust Trusts, the Lu Partnership and Mr. Lu is referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, the Parties propose to undertake a transaction (the “Transaction”) with respect to UTStarcom Holdings Corp. (the “Company”), a company listed on the NASDAQ Stock Market LLC (“NASDAQ”), in which the Shah Parties currently collectively own of record 5,663,662, or approximately 14.5%, and the Lu Parties and Lucy Lu, Mr. Lu’s spouse (“Mrs. Lu”), currently collectively beneficially own 1,255,658 or approximately 3.2%, of the issued and outstanding ordinary shares, par value US$0.00375 per share (“Company Ordinary Shares”). The purpose of the Transaction is to acquire the Company which would result in a delisting of Company Ordinary Shares from NASDAQ and deregistering the Company under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing (as defined below), the Parties intend that (a) Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving company of the Merger (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Holdco, (b) each outstanding Company Ordinary Share, other than the Company Ordinary Shares owned by the Shah Parties or the Lu Parties and Mrs. Lu (collectively, the “Rollover Shares”), will be cancelled in consideration for the right to receive the merger consideration per Company Ordinary Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”), and (c) all Rollover Shares will be contributed to Holdco in exchange for newly issued equity interests in Holdco (subject to any exceptions to be agreed among the Parties);

WHEREAS, on the date hereof, the Parties will submit a non-binding proposal, a copy of which is attached hereto as Schedule B (the “Proposal”) to the Company’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Company, including conducting due diligence, (b) discussions regarding the Proposal with the Company and (c) the negotiation of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Company will be represented by a Special Committee (as defined below)), including an agreement and plan of merger among Holdco, Merger Sub and the Company in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP

SECTION 1.01. Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement.

SECTION 1.02. Proposal. On the date hereof, the Parties shall submit a letter to the Company’s board of directors disclosing the execution of this Agreement. Thereafter, the Parties shall: (a) undertake further due diligence with respect to the Company and its business; (b) engage in discussions with the Company regarding the Proposal; and (c) negotiate in good faith the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties). The Parties agree to negotiate in good faith to reach agreement on a shareholders’ agreement (the “Shareholders’ Agreement”) that would, among other things, govern the relationship of the shareholders in Holdco following the Closing, and that would contain provisions customary for transactions of this type.

SECTION 1.03. Additional Parties. The Parties may together agree to admit one or more additional consortium members which will provide equity capital and/or debt financing to Holdco for the consummation of the Transaction. Such additional member(s) shall execute a deed of adherence to this Agreement in form and substance satisfactory to the Parties, following which time they will be deemed “Parties” for all purposes under this Agreement.

SECTION 1.04. Debt Financing. The Parties shall use reasonable best efforts to arrange debt financing (the “Debt Financing”) to support the Transaction on market terms (as determined by the Shah Parties). The Parties shall work together and cooperate in good faith in connection with arranging the Debt Financing. The Lu Parties shall provide such assistance in connection with arranging the Debt Financing as may be reasonably requested by the Shah Parties. Each of the Parties shall (a) furnish the banks and other financing sources identified by the Shah Parties in connection with the Debt Financing (the “Financing Banks”) with financial and other pertinent information as may be reasonably requested by the Financing Banks as promptly as practicable, subject to appropriate confidentiality undertakings, (b) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing, and (c) taking all actions reasonably requested by the Financing Banks to permit the consummation of the Debt Financing.

SECTION 1.05. Holdco Ownership. Unless the Parties otherwise agree, prior to the execution of the Merger Agreement, the Shah Parties shall incorporate Holdco and shall cause Holdco to incorporate Merger Sub. Although the exact capital structure of Holdco will need to be determined, the Parties contemplate that the ownership percentage of each holder of the Rollover Shares (collectively, the “Rollover Shareholders”) in Holdco shall be based on the amount of cash paid, and the value of the Rollover Shares contributed (with each Rollover Share contributed being valued at the Merger Consideration to be set forth in the Merger Agreement), by such Rollover Shareholder to Holdco relative to the aggregate amount of cash paid, and the aggregate value of the Rollover Shares contributed, by all Rollover Shareholders to Holdco in connection with the Transaction. Specifically, each of the Parties agrees to contribute to Holdco at the Closing, in exchange for newly issued equity interests in Holdco, all of the Securities then held by such Party. Unless otherwise agreed by the Parties, all securities issued by Holdco at the Closing shall be issued to the Rollover Shareholders pro rata in class, series and amount proportionate to the relative total amounts purchased and rolled-over by all Rollover Shareholders, assuming that the price per share paid in respect of each Security contributed to Holdco by the Rollover Shareholders is equal to the Merger Consideration. For the avoidance of doubt, the obligation of the Parties to purchase and pay for any Holdco shares to be purchased by them shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement.

ARTICLE II

PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

SECTION 2.01. Participation in the Transaction. Each Party shall participate in the negotiation of the terms of the Documentation in connection with the Transaction and shall use its reasonable best efforts to (a) comply with any information delivery or other requirements (including confidentiality agreements with the Company) entered into by Holdco, a Party or an Affiliate of a Party and shall not, and shall direct that its Representatives do not, cause (by their action or omission) any other Party to breach such arrangements or obligations, (b) participate in meetings with the Special Committee and its advisors and (c) execute any confidentiality agreements reasonably required by the Company.

SECTION 2.02. Information Sharing and Roles. (a) Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (i) sharing all information reasonably necessary to evaluate the Company, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (ii) providing each other or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the Documentation, (iii) providing timely responses to requests by another Party for information, (iv) applying the level of resources and expertise that such Party considers is necessary and appropriate to meet its obligations under this Agreement, and (v) conducting negotiations with the Special Committee, its advisors and other parties in connection with the Transaction and in coordination with each other. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation MA of the Exchange Act).

(b) The Parties shall work together in good faith to agree on necessary public statements about their intentions in relation to the Company. The issuance of any such public statement shall be subject to Section 7.01.

SECTION 2.03. Appointment of Advisors. The Parties shall agree to the scope and engagement terms of all joint Advisors to the Parties in connection with the Transaction. The Parties have selected Shearman & Sterling as international counsel and Jefferies Hong Kong Limited as financial advisor to represent the consortium in connection with the Transaction.

SECTION 2.04. Waivers and Consents. Each Party shall use reasonable best efforts and shall provide all cooperation as may be reasonably requested by the other Parties to obtain all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required or, in the view of the Shah Parties, desirable for the consummation of the Transaction.

ARTICLE III

TRANSACTION COSTS

SECTION 3.01. Expenses and Fee Sharing. (a) If the Transaction is consummated then, at the Closing, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, all of their out-of-pocket costs and expenses incurred prior to the Closing in connection with (i) the negotiation, delivery and execution of this Agreement, the Merger Agreement, any Debt Financing documentation and the other Documentation and (ii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties incurred in connection with the foregoing and any Claims paid by any Party (other than as a result of the fraud, willful misconduct or breach of this Agreement by such Party) (collectively, the “Investor Expenses”).

(b) If the Transaction is not consummated without any breach by any Party, the Shah Parties shall be solely responsible for all reasonable out-of-pocket costs and expenses payable by the Parties in connection with the Transaction incurred prior to the termination of this Agreement, including any fees and expenses payable to the Advisors. If it is finally determined in accordance with Section 10.08 that (i) a Party has breached this Agreement, and (ii) such breach has resulted in the Merger not being consummated, then such breaching Party shall be liable to reimburse any non-breaching Party for any out-of-pocket costs and expenses, including any Advisor fees and expenses, incurred by the non-breaching Party in connection with the Transaction.

(c) Each Party shall be entitled to receive, on a pro rata basis in accordance with its Respective Proportion, any termination or other fees or amounts payable to Holdco or Merger Sub by the Company pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).

ARTICLE IV

LIMITATION OF LIABILITY

SECTION 4.01. Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several) and each Party’s obligation for fees and costs pursuant to Section 3.01(a) is capped at such Party’s Respective Proportion. Except in connection with Section 3.01(b), the Parties shall share the Liability (if any) in respect of each and every Claim in their Respective Proportions, except where the Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party in which case the Liability for the Claim will rest solely with the Party who has committed the act of fraud or willful misconduct or the breach. Except in connection with Section 3.01(b), if the amount paid by a paying Party is more than the paying Party’s Respective Proportion of the relevant Liability, the other Parties shall immediately upon demand pay to the paying Party such sum as may be necessary to ensure that each Party bears only its Respective Proportion of such Liability.

ARTICLE V

EXCLUSIVITY

SECTION 5.01. Exclusivity Period. Subject to Article VI, during the Exclusivity Period each Party shall:

(a) work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company; (ii) formulate the terms of the Proposal, including the amount to be paid, the date for submission of the Proposal or any other date agreed by the Parties; (iii) prepare and submit to the Company the Proposal and the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties and (v) at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, (1) appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (2) vote or cause to be voted (including by proxy or written consent, if applicable) all of such Party’s Securities (x) in favor of the Transaction and (y) against any Competing Proposal or matter that could facilitate a Competing Proposal;

(b) not, without the written consent of the other Parties, directly or indirectly, either alone or with any of its Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt financing, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, in each case under subsection (A), (B) and (C) above, except as expressly contemplated in the Documentation, (vi) take any action that would have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or 5.01(b);

(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d) notify the other Parties promptly if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication.

ARTICLE VI

TERMINATION

SECTION 6.01. Failure to Agree. If the Parties are unable to agree either (a) as between themselves upon the material terms of the Transaction or (b) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Company, then (i) a Party may cease its participation in the Transaction; and (ii) this Agreement shall terminate with respect to such withdrawing Party, following which the provisions of Section 6.02 will apply.

SECTION 6.02. Effect of Termination For Failure to Agree. Upon termination of this Agreement with respect to a Party under Section 6.01, Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party. The Parties shall not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.

ARTICLE VII

ANNOUNCEMENTS AND CONFIDENTIALITY

SECTION 7.01. Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Principal Parties, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, in which case, such announcements may be made but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the Principal Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable. Any announcement to be made by the Parties or their Affiliates (including Holdco) in connection with the Transaction shall be jointly coordinated and agreed by the Principal Parties.

SECTION 7.02. Confidentiality. (a) Except as permitted under Section 7.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the Principal Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b) Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.

(c) A Party may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in Section 7.02(a) shall continue to apply for a period of twelve (12) months following termination of this Agreement unless otherwise agreed in writing.

SECTION 7.03. Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Shah Parties, potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.

ARTICLE VIII

NOTICES

SECTION 8.01. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to the Shah Parties:

8601 Six Forks Road, Suite 630

Raleigh, North Carolina 27615

USA

Attention: Chaya Rao

Facsimile: +1 (919) 719-6370

with a copy to:

Shearman & Sterling

12/F Gloucester Tower

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Attention: Paul Strecker

Facsimile: +852-2978-8099

If to the Lu Parties:

10 Cassia Road,

#1B, Yau Yut Chuen

Kowloon Tong, Hong Kong

Attention: Hong Liang Lu

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

SECTION 9.01. Representations and Warranties.

(a) Each Party hereby represents and warrants to the other (on behalf of such Party only) that (i) it has the requisite capacity, power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof. Each Party further represents and warrants to the other (on behalf of such Party only) that (A) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (x) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (y) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (z) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such person’s properties or assets and (B) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party, except for a financial advisor who has been engaged by the Parties in accordance with Section 2.03.

(b) Mr. Lu hereby represents and warrants to the Shah Parties that he has the requisite capacity, power and authority to execute and deliver this Agreement on behalf of the other Lu Parties as trustee for each of the Lu Trusts and general partner of the Lu Partnership, respectively.

SECTION 9.02. Beneficial Ownership.

(a) Each of the Parties hereby represents and warrants to the other Parties that, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, (i) it holds of record and controls all of the Securities set forth next to its name on Schedule A attached hereto (and any additional Securities acquired after the date hereof) and (ii) all of such Securities are free and clear of any proxy, voting restriction, adverse claim, encumbrance or restriction (other than any restrictions created by this Agreement or in the Stockholder Rights Agreement), and has sole voting power and sole power of disposition with respect to its Securities, with no restrictions on its rights of voting or disposition pertaining thereto (other than any restrictions created by this Agreement or in the Stockholder Rights Agreement).

(b) Mr. Lu hereby represents and warrants to the Shah Parties that he has the requisite capacity, power and authority to vote and dispose of the Securities held by the other Lu Parties or jointly held with Mrs. Lu without the consent of Mrs. Lu or any other person.

SECTION 9.03. Separate Representations and Warranties. Each representation and warranty in Sections 9.01 and 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

SECTION 9.04. Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 9.01 and 9.02 and have been induced by them to enter into this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

SECTION 10.02. Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

SECTION 10.03. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

SECTION 10.04. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Principal Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 10.05. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, the Shah Parties may assign their rights and obligations under this Agreement, in whole or in part, to any of their affiliated investment funds. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

SECTION 10.06. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Parties.

SECTION 10.07. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.

SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Subject to Section 10.09, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.

SECTION 10.09. Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

SECTION 11.01. Definitions. In this Agreement, unless the context requires otherwise:

“Advisors” means the advisors and/or consultants of Holdco, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arbitrator” has the meaning given in Section 10.08.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in Raleigh, North Carolina, for the transaction of normal banking business.

“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.

“Closing” means the consummation of the Transaction.

“Company” has the meaning given in the recitals.

“Company Ordinary Shares” has the meaning given in the recitals.

“Competing Proposal” means a proposal, offer or invitation to the Company, a Party or its Affiliates (other than the Proposal), that involves the direct or indirect acquisition of 50% or more of the Company, a sale of all or a substantial amount of the assets of the Company, a restructuring or recapitalization of the Company, or some other transaction that could reasonably be expected to materially impede, interfere with, delay, postpone, discourage, adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the existence or terms of, and any negotiations or discussions relating to, the Proposal, this Agreement and any Documentation.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Debt Financing” has the meaning given in Section 1.04.

“Discloser” has the meaning given in Section 7.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, the Shareholders’ Agreement, Debt Financing documents, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals.

“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of: (a) the date nine months after the date hereof, and (b) the termination of this Agreement pursuant to a mutual written agreement of the Principal Parties.

“Financing Banks” has the meaning given in Section 1.04.

“Holdco” has the meaning given in the recitals.

“ICC” has the meaning given in Section 10.08.

“Investor Expenses” has the meaning given in Section 3.01(a).

“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.

“Lu Partnership” has the meaning given in the preamble.

“Lu Trusts” has the meaning given in the preamble.

“Merger” has the meaning given in the recitals.

“Merger Agreement” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in the recitals.

“Merger Sub” has the meaning given in the recitals.

“Mr. Lu” has the meaning given in the preamble.

“Mr. Shah” has the meaning given in the preamble.

“Mrs. Lu” has the meaning given in the recitals.

“NASDAQ” has the meaning given in the recitals.

“Parties” has the meaning given in the preamble.

“Principal Parties” means the Shah Parties and Mr. Lu.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 7.02(a).

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party, the proportion that such Party’s planned capital contribution in Holdco at the Closing bears to the aggregate amount of all Parties’ planned capital contribution in Holdco Closing.

“Rollover Shares” has the meaning given in the recitals.

“Rollover Shareholders” has the meaning given in Section 1.05.

“Rules” has the meaning given in Section 10.08.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means Company Ordinary Shares, options, restricted stock units and any other securities which are convertible into or exercisable for Company Ordinary Shares by a Party as of the date of this Agreement, together with any other Company Ordinary Shares acquired (whether beneficially or of record) by a Party after the date hereof and prior to the Closing, including any Company Ordinary Shares acquired by means of purchase, dividend or distribution, or issued upon exercise of any options or restricted stock units or the conversion or exercise of any securities convertible into or exercisable for Company Ordinary Shares or otherwise.

“Shah Capital” has the meaning given in the preamble.

“Shah Parties” has the meaning given in the preamble.

“Shareholders’ Agreement” has the meaning given in Section 1.02.

“Special Committee” means a special committee of independent directors of the Company that will be established to be responsible for, among other matters, negotiating the terms of the Transaction.

“Stockholder Rights Agreement” means the Stockholder Rights Agreement between the Company and Shah Capital, dated as of February 1, 2010, as amended from time to time.

“Surviving Company” has the meaning given in the recitals.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 5.01(b).

“Tribunal” has the meaning given in Section 10.08.

SECTION 11.02. Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

SECTION 11.03. Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

SECTION 11.04. Meaning of References. In this Agreement, unless the context requires otherwise:

(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b) references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c) references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d) any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time; and

(f) references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement.

SECTION 11.05. Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

SECTION 11.06. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Sincerely,

Shah Capital Opportunity Fund LP
By: Shah Capital LLC, the General Partner

/s/ Himanshu H. Shah
Name: Himanshu H. Shah
Title: Managing Member

Himanshu H. Shah

/s/ Himanshu H. Shah

Lu Charitable Remainder Trust

/s/ Hong Liang Lu
Name: Hong Liang Lu
Title: Trustee

Lu Family Trust

/s/ Hong Liang Lu
Name: Hong Liang Lu
Title: Trustee

The Lu Family Limited Partnership
By: Hong Liang Lu, its General Partner

/s/ Hong Liang Lu
Name: Hong Liang Lu

Hong Liang Lu

/s/ Hong Liang Lu

Signature Page to Consortium Agreement

SCHEDULE A

EXISTING SHARE OWNERSHIP

Shareholder	Number of Company Ordinary Shares Held of Record	Number of Other Securities Owned
Shah Capital	5,352,329	—

Mr. Shah	311,333	—

Lu Charitable Remainder Trust	26,925 shares registered in the name of Lu Charitable Remainder Trust, of which Mr. Lu is the trustee	—

Lu Family Trust	16,408 shares registered in the name of the Lu Family Trust, of which Mr. Lu is a trustee and of which Mr. Lu and his spouse are beneficiaries	—

Lu Partnership	76,333 shares registered in the name of The Lu Family Limited Partnership, of which Mr. Lu is a general partner	—

Mr. Lu	734,062 shares over which Mr. Lu holds sole voting and dispositive power 181,704 shares over which Mr. Lu and his spouse, Lucy Lu, share voting and dispositive power	220,226 Company Ordinary Shares issuable upon exercise of options held by Mr. Lu that are exercisable currently or within 60 days of March 27, 2013

SCHEDULE B

PROPOSAL